Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 18, 2007. At this meeting, shareholders voted on the election of Trustees.

With regard to the election of the following Class I Trustees by common shareholders of the Fund:

     						# of Shares
				In Favor 		Withheld
Gerald L. Seizert 	20,863,397.597	361,073.039
Derek Medina 		20,851,538.597	372,932.039
Randall C. Barnes		20,846,458.597	378,012.039

The other Trustees of the Fund whose terms did not expire in 2007 are Daniel Black, Nicholas Dalmaso, Tracy V. Maitland, Ronald A.
Nyberg and Michael A. Smart.